Exhibit (b)(2)


          REVOLVING CREDIT LOAN AGREEMENT, NOTE, AND SECURITY AGREEMENT


     THIS REVOLVING CREDIT LOAN AGREEMENT, NOTE, AND SECURITY AGREEMENT (the "Agreement") is made this 18th day of January, 2007, by and between the MILDRED
B. HOREJSITRUST (the "Borrower"), a trust domiciled in, and governed by the laws of, Alaska, and LOLA BROWN TRUST NO. 1B ("Lender"), a trust domiciled in, and governed by the laws of, Alaska.

                                    RECITALS

     WHEREAS, Borrower has requested that Lender provide an independent loan solely between Borrower and Lender and that said amount be treated as a revolving line of credit in the maximum amount of $50,000,000; and

     WHEREAS, Lender has agreed to extend such revolving line of credit under the terms and conditions set forth herein.

                                    COVENANTS

     In consideration of the hereinafter mutual covenants and consideration, the receipt of which by each party hereto is acknowledged, the parties agree as follows:

     1. Terms of Revolving Credit. Subject to the terms and conditions of this Agreement, Lender hereby agrees to establish a revolving credit facility (the "Revolving Credit") in the maximum amount of FIFTY MILLION AND NO/100THS UNITED STATES DOLLARS ($50,000,000.00) in favor of Borrower on the following terms and conditions:

          a) The term of the Revolving Credit shall begin on the date hereof and shall end ninety days thereafter (the "Repayment Date") at which time all amounts due and owing hereunder shall be due and payable. Notwithstanding the foregoing, the term of the Revolving Credit may be automatically renewed for successive periods of three (3) months (each an "Extended Term") provided such renewal receives the express approval by the Board of Managers of Lender's administrative trustee, Badlands Trust Company, LLC, an Alaska private trust company ("Badlands"), which approval shall be in Badlands' sole, absolute and unfettered discretion.

          b) This Agreement shall constitute a promissory note in the face amount of $50,000,000.00 (the "Note Amount"), payable on or before the Repayment Date, subject to extensions as provided above.

          c) Advances under the Revolving Credit may be made, at the discretion of Lender in accordance with the terms of this Agreement, at any time prior to the Repayment Date upon receipt by Lender of written request signed by Borrower; at no time shall the aggregate obligation of Borrower to Lender exceed the Note Amount. Borrower may at any time prior to the Repayment Date repay all or any part of said loans under the Revolving Credit and subsequently receive further advances, consistent with the terms and conditions hereof.

          d) The principal amounts due under the Revolving Credit shall bear interest and shall be payable in accordance with the terms set forth below in Section 4.a) below.

          e) Borrower may prepay under this Agreement at any time in any amount without premium or penalty.

     2. Fees and Expenses. Borrower agrees to reimburse Lender for all out-of-pocket costs and expenses incurred by Lender in connection with this Revolving Credit and the making, protection, enforcement and collection of all amounts advanced under the Revolving Credit. These costs are to include the fees of counsel at any time now or hereafter incurred by Lender, and all costs and expenses incurred in enforcing the rights of Lender under this Agreement whether or not upon the occurrence of any Event of Default (hereinafter defined).

     3. Promises to Pay. Borrower promises to pay to Lender when due, whether by normal maturity, acceleration or otherwise, the entire outstanding principal amount of the Revolving Credit, together with interest, and all other amounts payable by Borrower to Lender hereunder, including costs of collection.

     4. This Agreement Constitutes a Note; Agreement to Pay. This Agreement shall be deemed a promissory note and, in this regard, this Agreement is also referred to as the "Note". FOR VALUE RECEIVED, the Borrower promises to pay to the order of Lender at the address listed below or at such other place as the holder of this Note may from time to time designate, in lawful money of the United States of America, the Note Amount (or so much thereof as has been advanced or re-advanced hereunder from time to time), together with interest thereon at the rate and upon the terms hereinafter provided. The following terms shall apply to this Note:

          a) Interest Rate. For the period from the date of this Note until the date on which the entire principal balance outstanding is paid in full (at stated maturity, on acceleration or otherwise), interest shall accrue on the principal balance from time to time outstanding at a floating rate equal to the Short-Term, Annual Applicable Federal Rate as advertised by the Internal Revenue Service from time to time for the particular period to which the rate is to be applied divided by 365 (the "Interest Rate").

          b) Repayment. Interest accrued hereunder on the outstanding principal amount shall be paid monthly in arrears on the first day of each month, beginning on the first day of the first calendar month immediately after Borrower makes any draw hereunder. All principal due hereunder together with all accrued unpaid interest thereon calculated at the Interest Rate (in the aggregate, as may change from time to time, the "Indebtedness") shall be paid on the Repayment Date. Notwithstanding the Repayment Date, the term of the Note may be automatically renewed for successive Extended Terms upon satisfaction of the terms set forth in Section 1.a) above.

          c) Calculation of Interest. Interest shall be calculated on the basis of a three hundred sixty (360) days per year factor applied to the actual days on which there exists an unpaid principal balance. Interest shall be calculated by Lender and billed to Borrower for each appropriate period; provided, however, that failure of Lender to bill Borrower shall not relieve Borrower's payment obligations hereunder.

          d) Application of Payments. All payments made hereunder shall be applied first to late penalties or other sums owing the holder, next to accrued and unpaid interest, and then to principal.

          e) Optional Prepayment. Borrower may prepay this Note in whole or in part at any time or from time to time without penalty or additional interest.

          f) Late Payment Penalty. Should any payment of interest or principal and interest due hereunder be received by the holder of this Note more than ten (10) days after its due date, Borrower shall pay a late payment penalty equal to five percent (5%) of the amount overdue for each month outstanding until paid, beginning with the due date of the late payment.

          g) Default Rate. Upon the occurrence of an Event of Default, the rate of interest accruing on the disbursed unpaid principal balance shall automatically and without further action by Lender be increased by six (6) percentage points above the rate of interest otherwise applicable (the "Default Rate"), independent of whether Lender elects to accelerate the unpaid principal balance as a result of such default.

          h) Confession of Judgment. Upon the occurrence of any Event of Default, Borrower authorizes and empowers any attorney admitted to practice before any court of record in the United States to appear on behalf of Borrower and confess judgment on behalf of Borrower against Borrower in the full amount due under this Agreement plus attorneys' fees of fifteen percent (15%) of such amount. In any action brought by Lender under this Agreement, Borrower consents to the exercise of personal jurisdiction over it by the courts of the State of Colorado and agrees that venue shall be proper in any County of the State of Colorado, in addition to any other court where venue may be proper. Borrower waives and releases, to the extent permitted by law, all errors and all rights of exemption, appeal, stay of execution, inquisition and extension upon any levy on real estate or personal property to which Borrower may otherwise be entitled under the laws of the United States of America now in force or which may hereafter be passed, as well as the benefit of any or every statute, ordinance, or rule of court which may be lawfully waived conferring upon Borrower any right or privilege of exemption, stay of exercise, or supplementary proceedings, or other relief from the enforcement or immediate enforcement of a judgment or related proceedings on a judgment. The authority and power to appear for and enter judgment against Borrower shall be exercisable concurrently in one or more jurisdictions and shall not be exhausted or extinguished by one or more exercises thereof, or by any imperfect exercise thereof or by any judgment entered pursuant thereto. Such authority and power may be exercised on one or more occasions, from time to time, in the same or different jurisdictions, as often as Lender shall deem necessary or desirable, for all of which this Agreement shall be sufficient warrant.

          i) Interest Rate After Judgment. If judgment is entered against Borrower on this Note, the amount of the judgment entered (which may include principal, interest, default interest, late charges, fees and costs) shall bear interest at the highest rate authorized under this Note as of the date of entry of the judgment.

          j) Expenses of Collection. Should this Note be referred to an attorney for collection, whether or not judgment has been confessed or suit has been filed, Borrower shall pay all of Lender's actual costs, fees (including reasonable attorneys' fees) and expenses resulting from such referral.

          k) Waiver of Protest. Borrower hereby waives presentment, notice of dishonor and protest.

          l) Waiver. No failure or delay by the holder hereof to insist upon the strict performance of any term, provision, or agreement of this Note, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, provision or agreement or of any such breach, or preclude the holder hereof from exercising any such right, power or remedy at any later time or times. By accepting payment after the due date of any amount payable under this Note, the holder hereof shall not be deemed to have waived the right either to require prompt payment when due of all other amounts due under this Note, or to declare a default hereunder.

     5. No Partnership. Nothing contained in this Agreement or otherwise inferred in its structure and operation is intended to create a security, investment contract, partnership, joint venture, common enterprise or other association among the Borrower and Lender or any other parties, or in any way make any party a co-principal or co-venturer with any other party with respect to other endeavors in which such other party may be involved. Any inferences to the contrary of the foregoing statements are expressly negated.

     6. Events of Default; Acceleration.

          a) Event of Default. Each of the following shall constitute an Event of Default ("Event of Default") hereunder:

               i) The Borrower fails to pay within ten (10) days of when due any installment of principal or of interest or any other sum payable pursuant to the terms of the Note;

               ii) the insolvency of Borrower or the filing of any bankruptcy, reorganization, debt arrangement or other proceeding or case against Borrower under any bankruptcy or insolvency law or commencement of any dissolution or liquidation proceeding against Borrower, any of which is either consented to or acquiesced in by Borrower, or the commencement by Borrower of a voluntary case under the federal bankruptcy laws or any state insolvency or similar laws, or the consent by Borrower to the appointment of a receiver, liquidator, assignee, trustee, custodian or similar official for Borrower or any of its property or the making by Borrower of any assignment for the benefit of creditors or the failure by Borrower generally to pay Borrower's debts as they come due;

               iii) any representation or warranty by Borrower hereunder is not complete or accurate at any time that any advances are outstanding hereunder;

               iv) issuance of any injunction or of an attachment or judgment against any property of Borrower which is not discharged within thirty
          (30) days after issuance;

               v) a change in the condition or affairs (financial or otherwise) of Borrower which in the opinion of the Lender increases Lender's risk in connection with the Revolving Credit or impairs the prospect of timely payment of the Revolving Credit; or

               vi) default in the performance of any obligation, covenant or agreement contained or referred to herein.

          b) Acceleration.

               i) Upon the occurrence of any Event of Default described in subparagraphs (i) and (ii) above, the entire principal amount of the Indebtedness then outstanding (if not then due and payable), and accrued and unpaid interest thereon, and all other sums or payments required hereunder shall be and become immediately due and payable, and the Indebtedness shall thereafter bear interest at the Default Rate from the due date until paid.

               ii) Upon the occurrence of any Event of Default other than those described in subparagraphs (i) and (ii) above, the Lender may declare the entire principal amount of the Indebtedness then outstanding (if not then due and payable), and accrued and unpaid interest thereon, and all other sums or payments required thereunder, to be due and payable immediately, and notwithstanding the stated maturity in the Note, the principal amount of the Indebtedness and the accrued and unpaid interest thereon and all other sums or payments required thereunder shall thereupon become and be immediately due and payable, and the Indebtedness shall thereafter bear interest at the Default Rate.

     7. Waivers. Borrower waives demand, notice, protest, service of legal process pursuant to Colorado Rules of Civil Procedure Rule 4(i), notice of acceptance of this Agreement, notice of loans made, credit extended, and all other action taken in reliance hereon and all other demands and notices of any type.

     8. Borrower's Representations and Warranties. To induce Lender to enter into this Agreement, Borrower makes the following representations and warranties, all of which shall be true and correct as of the date of this Agreement and shall continue to be true and correct upon each advance under 1.c) above:

          a) Existence; Power; Authority. Borrower (a) is a trust duly organized, validly existing and in good standing under the laws of the State of Alaska, and (b) has the power to own its property and to carry on its business and is qualified to do business and is in good standing in each jurisdiction in which the character of properties owned by it or the transaction of its business makes such qualification necessary. Borrower is duly and validly authorized by all necessary trustee action and has full power and authority to enter into this Agreement, to make the borrowings hereunder, to execute and deliver this Agreement and to perform and comply with the terms, conditions, and agreements set forth herein and therein.

          b) Binding Agreement. This Agreement constitutes the valid and legally binding obligations of Borrower, enforceable in accordance with their respective terms.

          c) Litigation. There are no proceedings pending or, to the knowledge of Borrower, threatened before any court, administrative body or other tribunal which could materially adversely affect the financial condition or operations of Borrower.

          d) No Conflicting Agreements. The execution of and performance under this Agreement and the borrowings hereunder by the Borrower will not violate: (A) any statute, regulation or other provision of law; (B) any order of a court or instrumentality of government having jurisdiction over the Borrower; (C) any provision of the Trust Agreement of the Borrower; and
     (D) any indenture, contract, agreement or other instrument to which the Borrower is a party or by which the Borrower or any of its property is bound. There are no provisions of any existing mortgage, deed of trust, contract, lease, or other agreement of any kind binding on the Borrower or affecting its business or property which would conflict with or in any way restrict or prohibit the execution, delivery or performance of the terms of this Agreement or the Note.

          e) Information. All information, whether provided orally or contained in any financial statement, report, certificate, opinion, letter or any other written document, given to Lender by Borrower or by any other person in connection with the Revolving Credit at any time during the term hereof is and shall constitute a representation and warranty by Borrower hereunder. Borrower hereby represents and warrants that all such information is in all material respects true, complete, and accurate, and does not and shall not fail to state any material fact or any fact necessary to make such information not misleading.

          f) Assets and Properties. Borrower has provided Lender with its most recent unaudited balance sheet dated September 30, 2006, showing assets of approximately $64.7 million, liabilities of approximately $1 million (including the Indebtedness evidenced under this Agreement), and total equity of approximately $64 million (the "Financial Statements"). Borrower represents that, as of the date of this Agreement, the Financial Statements are true and correct in all material respects. Borrower has good and marketable title to all of its assets and properties, free and clear of any security interests, liens, or encumbrances of any type or kind whatsoever except as shown in the Financial Statements.

          g) Violation of Laws, etc. (1) Neither the consummation of this Agreement nor the use, directly or indirectly, of all or any portion of the proceeds of the Revolving Credit will violate or result in a violation of any provision of any applicable law or of any applicable order of, or restriction imposed by, any applicable governmental or regulatory entity or authority.

     9. Borrower's Covenants. Until all obligations and liabilities of Borrower to Lender under this Agreement have been paid and performed in full, Borrower shall keep and perform the following covenants, and does hereby covenant, agree and promise to Lender as follows:

          a) General Covenants. Borrower shall, at all times during the term of the Revolving Credit and at all times that any advances hereunder are outstanding, do (or refrain from doing, as the case may be) the following:

               i) Books, Records, and Inspections. At all times (a) maintain complete and accurate books and records and (b) permit any person designated by Lender to enter, examine, audit, and inspect all properties, books, operations and records of Borrower at any reasonable time and from time to time wherever such properties, books, and records are located.

               ii)   Litigation.   Promptly  notify  Lender  of  any  litigation
          instituted or threatened against Borrower and of the entry of any judgment or lien against any of Borrower's assets or properties.

               iii) Compliance with Laws. At all times comply with all applicable laws and orders of any court or other governmental authority, and all regulations and standards of any applicable regulatory entity.

               iv) Maintain Existence. At all times maintain in full force and effect its legal existence, rights, privileges, and qualify and remain qualified in all jurisdictions where qualification is required.

               v) Events of Default. Promptly inform Lender of the occurrence of any Event of Default or the occurrence of any condition, event or act which, with the giving of notice or lapse of time or both, would constitute an Event of Default hereunder.

               vi) Negative Covenant for Borrowing. Without the prior written consent of Lender, Borrower shall not incur any indebtedness, directly or indirectly, or create or suffer or permit to be created or to stand against all or any part of the Pledged Assets (as defined below), any lien or charge prior to, subordinate to, or on a parity with the security interest granted hereunder.

     10. Security Agreement and Financing Statement.

          a) Security Agreement. This Agreement shall constitute a security agreement as contemplated under the Uniform Commercial Code as adopted by the State of Alaska ("UCC"). To secure the payment and performance of the Indebtedness, Borrower grants, sells, conveys, assigns, transfers and pledges unto the Lender a first and prior security interest under the UCC in and to, and a general first lien upon and right of set-off against, all of Borrower's right, title and interest in and to the Pledged Assets. The term "Pledged Assets" shall mean all of the Corporate Stock currently shown in the Financial Statements. The parties contemplate and agree that the security interest granted hereunder shall cover all increases in the Indebtedness (e.g., future advances), notwithstanding Borrower's paying down the Indebtedness from time to time. The parties also agree that this
     Note is not a margin loan with respect to which the securities purchased with the proceeds of this Note will become Pledged Assets.

          b) Financing Statement. Contemporaneously with the execution and delivery of this Agreement, Borrower shall deliver to the Lender a fully executed UCC-1 financing statement pursuant to which Borrower acknowledges its grant of a security interest. Upon such execution, such UCC-1 shall be filed in the records of the Secretary of State of Alaska.

          c) Remedies. Lender shall have all of the rights, remedies and recourses with respect to the Pledged Assets as are afforded a secured party by the UCC, which rights, remedies and recourses shall be in addition to, and not in limitation of, the other rights, remedies and recourses afforded to the Agent by the terms of this Agreement and applicable law. Lender shall continuously hold the security interest granted hereunder, pending full performance by Borrower of its obligations hereunder.

     11. Notices. All notices, consents, approvals, requests, demands and other communications which are required or may be given hereunder shall be in writing and shall be duly given if personally delivered, sent by facsimile, telegram or overnight courier or posted by U.S. registered or certified mail, return receipt requested, postage prepaid and addressed to the other parties at the addresses provided below:

Lender                                       Borrower

Lola Brown Trust No. 1B                      Mildred B. Horejsi Trust
c/o Badlands Trust Company, LLC              c/o Badlands Trust Company, LLC
Attention: Ron Kukes                         Attention: Ron Kukes
3301 C. Street                               3301 C. Street
Anchorage, AK 99501                          Anchorage, AK 99501
Phone (907) 561-5250                         Phone (907) 561-5250
Fax (907) 644-1240                           Fax (907) 644-1240

Any party may from time to time change the address to which notices to it are to be sent by giving notice of such change to the other parties in the manner set forth herein. Notices shall be deemed given on the next business day following the day such notice is posted or sent by courier in the manner described above, and if sent by telefax or telegram, on the date such notice is sent, and if delivered in person, on the date so delivered. Any notice period shall commence on the day such notice is deemed given. For the purposes of this Agreement, the term "business day" shall include all days other than Saturdays, Sundays and federal banking holidays.

     12. Miscellaneous.

          a) No Waiver. No failure or delay of any party hereto to exercise any right given to it hereunder, or to insist on strict compliance with any provision hereunder, shall constitute a waiver of such provision or of any other provision hereof, or a waiver of any breach, and no waiver of any provision or breach of any provision shall constitute a waiver of any other provision or breach or of any subsequent breach of the same provision. No waiver shall be effective unless in writing and signed by the party having the right to waive such provision.

          b) Survival. All covenants, agreements, representations, and warranties made herein and in any other instruments or documents delivered pursuant hereto shall survive the execution and delivery of this Agreement and shall continue in full force and effect so long as any of the amounts due hereunder are outstanding and unpaid.

          c) Entire Agreement; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, superseding all prior negotiations, correspondence, understandings and agreements, if any, between the parties; no amendment or modification of this Agreement shall be binding on the parties unless made in writing and duly executed by all parties. There are no oral or implied agreements and no oral or implied warranties between the parties hereto other than those expressed herein.

          d) Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall not be assignable by the Borrower without the prior written consent of Lender.

          e) Headings. The section and other headings in this Agreement are for reference only, and shall not limit or otherwise affect any of the terms hereof.

          f) Further Assurances and Corrective Instruments. The parties hereto agree to execute, acknowledge, seal and deliver, after the date hereof, without additional consideration, such further assurances, instruments and documents, and to take such further actions, as the parties hereto shall request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

          g) Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

          h) Governing Law. This Agreement is made in and shall be governed by and construed and interpreted in accordance with the laws of the State of Colorado.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement under seal, with the intention of making it a sealed instrument, as of the day and year first above written.


LENDER

LOLA BROWN TRUST NO. 1B, a trust domiciled and administered in Alaska

By: BADLANDS TRUST COMPANY, LLC, an Alaska limited liability company, Trustee



By: ________________________________

Stephen C. Miller

 Its: President




BORROWER

MILDRED B. HOREJSI TRUST, a trust domiciled and administered in Alaska

By: BADLANDS TRUST COMPANY, LLC, an Alaska limited liability company, Trustee



By: ________________________________

Stephen C. Miller

Its: President